Exhibit 99

Contact:	Andrew C. Bearden, Jr.
Executive Vice President
Chief Financial Officer
(334) 875-1000

ENDURANCE CAPITAL INVESTORS, L.P. HAS MADE AN

INVESTMENT IN THE PEOPLES BANCTRUST COMPANY, INC.

Raises $5.0 Million in Private Placement of Common Stock

SELMA, Ala. – (April 6, 2005) – The Peoples BancTrust Company, Inc. (NASDAQ Small Cap: PBTC) today announced that Endurance Capital Investors, L.P. of New York, NY, has made an investment in Peoples. As part of the investment, Endurance purchased 287,209 shares of Peoples BancTrust common stock for $5.0 million in a private placement.

“We are excited about the opportunity to have Endurance Capital as an investor and the confidence they have expressed in Peoples through their purchase of our stock,” stated Elam P. Holley, Jr., President and Chief Executive Officer. “The $5.0 million private placement increases Endurance Capital’s ownership in Peoples to just under 10% of our total shares outstanding.

“Endurance Capital has considerable experience in investing in financial entities and assisting them in maximizing shareholder returns, as they expand their services and geographic footprint.

“Our agreement with Endurance Capital includes provisions for possible additional funding at our option for up to $20 million for use in our acquisition program. The funding may be in the form of equity, debt or some combination thereof. We believe our relationship with Endurance Capital will be instrumental in expanding our contacts within the financial community as well as increasing our ability to take advantage of future opportunities,” concluded Mr. Holley.

About The Peoples BancTrust Company, Inc.

The Peoples BancTrust Company, Inc. is the parent company of The Peoples Bank and Trust Company, which has 24 offices located in 11 Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby, Tallapoosa and Tuscaloosa).

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Endurance Capital Investors, L.P., Makes Investment in PBTC

April 6, 2005

Forward Looking Statement

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on The Peoples BancTrust Company, Inc.’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

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